Independent Auditors' Consent




The Board of Trustees
Oppenheimer Growth Fund:

We consent to the use in this Registration Statement of Oppenheimer Growth Fund of our report dated September 22, 1999 included in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus which is also a part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.



/s/ KPMG LLP

KPMG LLP

Denver, Colorado
December 14, 1999